 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Crexendo, Inc.
Tempe, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2021, relating to the consolidated financial statements and consolidated financial statement schedule of Crexendo, Inc. appearing in the Annual Report on Form 10-K of Crexendo, Inc. for the year ended December 31, 2020.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA
May 21, 2021